Exhibit 10.3

December 16, 2005

Alton T. Kuioka

Re:                             Revisions to Retention Agreement to Comply with Section 409A of the Internal Revenue Code

Dear Alton,

This letter agreement revises and replaces the retention agreement that Bank of Hawaii Corporation and Bank of Hawaii (collectively, the “Bank”) entered into with you on May 3, 2004.  These revisions are necessary to comply with Section 409A of the Internal Revenue Code, which applies new rules for deferred compensation effective January 1, 2005.  If you agree with the terms of this letter agreement, please date, sign, and return it to the Bank’s Director of Human Resources on or before December 30, 2005.

Retention Payment

If you perform your duties to the Bank’s satisfaction through December 31, 2005, the Bank will pay you a retention payment equal to twenty-four (24) months of your base monthly salary as of December 31, 2005.  The retention payment will be paid to you in a single lump sum on or before March 15, 2006.  Also, the balance of your initial membership fees for the Oahu Country Club and the Waialae Country Club will be imputed to you as income in January 2006.

On behalf of the Bank, I want to thank you for your many years of extraordinary service, and I look forward to your continuing involvement with the Bank and its customers.

BANK OF HAWAII CORPORATION and BANK OF HAWAII

By:	/s/ Allan R. Landon
Allan R. Landon
Chairman of the Board, CEO, and President

I agree to the revision and replacement of the retention agreement dated May 3, 2004, with this letter agreement.

Dated: December 16, 2005	/s/ Alton T. Kuioka
Alton T. Kuioka